Registration No. 333-102576
                                                       Rule 424(b)(3) Prospectus

PROSPECTUS

                        14,403,300 Class A Common Shares

                           Orient-Express Hotels Ltd.

         Sea Containers Ltd. may offer and sell from time to time up to 14,403,300 class A common shares of Orient-Express Hotels Ltd. These shares consist of 11,943,901 shares currently outstanding and 2,459,399 shares which would be issued upon conversion of class B common shares of Orient-Express Hotels which Sea Containers owns. Orient-Express Hotels will receive no part of the proceeds from the sale of these shares by Sea Containers. Sea Containers will bear all the costs, expenses and fees incident to its offer and sale of the class A common shares.

         The class A common shares of Orient-Express Hotels are listed on the New York Stock Exchange under the symbol OEH. On January 16, 2004, the last reported sale price of a class A common share for New York Stock Exchange composite transactions was $19.01.

         Sea Containers has informed Orient-Express Hotels that Sea Containers may sell the class A common shares from time to time in ordinary brokers' transactions at then current market prices, or in other transactions at negotiated prices. Sea Containers may effect these transactions through or with brokers or dealers who may receive compensation in the form of commissions or discounts.

         Orient-Express Hotels maintains its registered office at 22 Victoria Street, Hamilton HM 12, Bermuda, telephone 441-295-2244. Its main service subsidiary in the United Kingdom is Orient-Express Services Ltd. located at Sea Containers House, 20 Upper Ground, London SE1 9PF, England, telephone 011-44-20-7805-5060, and its main United States subsidiary -- Orient-Express Hotels Inc. -- has offices at 1155 Avenue of the Americas, New York, New York 10036, telephone 212-302-5055.

         Orient-Express Hotels' bye-laws provide that its board of directors cannot declare a cash dividend on either of its class A or class B common shares without at the same time declaring an equal cash dividend on the other class of common shares. In general, holders of class A common shares and class B common shares vote together as a single class on all matters submitted to a vote of Orient-Express Hotels' shareholders, with holders of class B common shares having one vote per share and holders of class A common shares having one-tenth of one vote per share. Each class B common share is convertible at any time into one class A common share. In all other material respects, the class A common shares and class B common shares are identical and are treated as a single class of common shares. See "Description of the Common Shares."

         You should carefully consider the risk factors beginning on page 3 before you invest in the class A common shares.

         None of the Securities and Exchange Commission, any state securities commission or any Bermuda regulatory authority has approved or disapproved of the class A common shares being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 20, 2004.

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         This prospectus also relates to 14,403,300 rights to purchase
Orient-Express Hotels' series A junior participating preferred shares. These rights are not currently exercisable and are attached to and transferable only with the class A common shares sold in this offering. See "Description of the Common Shares - Preferred Share Purchase Rights."

         You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                TABLE OF CONTENTS
                                                                        Page no.
                                                                        --------

RISK FACTORS.................................................................3
         Risks Relating to Our Business......................................3
         Risks Relating to Our Relationship with Sea Containers Ltd..........9
         Other Risks........................................................10
FORWARD-LOOKING STATEMENTS..................................................12
DESCRIPTION OF THE COMMON SHARES............................................13
         Dividend Rights....................................................13
         Voting Rights......................................................13
         Preferred Share Purchase Rights....................................15
         Liquidation Rights.................................................17
         Conversion Rights..................................................17
         Miscellaneous......................................................17
SELLING SHAREHOLDER.........................................................17
PLAN OF DISTRIBUTION........................................................18
AUTHORIZED REPRESENTATIVE...................................................20
LEGAL MATTERS...............................................................20
EXPERTS.....................................................................20
WHERE YOU CAN FIND MORE INFORMATION.........................................21

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                                  RISK FACTORS

         A prospective purchaser of class A common shares should carefully consider the risks described below and the other information contained in or incorporated by reference in this prospectus before making a decision to purchase class A common shares.

         If any of these risk events occurs, our business, prospects, financial condition, results of operations or cash flows could be materially adversely affected. In such case, the market price of the class A common shares could decline.

         This prospectus, including the documents incorporated in it by reference, also contains forward-looking statements that involve risks and uncertainties. We refer you to "Forward-Looking Statements" in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

                         Risks Relating to Our Business

The operations of Orient-Express Hotels are subject to adverse factors generally encountered in the hospitality industry.

         Besides the specific conditions discussed in the risk factors below, these factors include

          o cyclical downturns arising from changes in general and local economic conditions,

          o dependence on varying levels of tourism, business travel and corporate entertainment,

          o    rising  or  falling   disposable  income  of  consumers  and  the
               traveling public,

          o    changes in popular travel patterns,

          o    competition from other hotels and leisure time activities,

          o periodic local oversupply of guest accommodation, which may adversely affect occupancy rates and actual room rates achieved,

          o increases in operating costs due to inflation and other factors which may not be offset by increased revenues,

          o regional and local economic and political conditions affecting market demand, including recessions, civil disorder and acts of terrorism,

          o    foreign exchange rate movements,

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          o    adverse  weather  conditions or  destructive  forces like fire or flooding, and

          o seasonality, in that many of our hotels and tourist trains are located in the northern hemisphere where they operate at low revenue or close during the winter months.

         The effect of these factors varies among our hotels and other properties because of their geographic diversity. The recent SARS epidemic in Asia, for example, caused a reduction in passenger bookings on the tourist train of Orient-Express Hotels operating between Bangkok and Singapore and had a negative impact on travel to Australia and Tahiti. Although the SARS outbreak has been contained, it is possible that the disease could re-emerge. The occurrence of this or a similar event may have a negative impact on Orient-Express Hotels' operations.

         In particular, as a result of terrorist attacks in the United States on September 11, 2001 and the subsequent military actions in Afghanistan and Iraq, international, regional and even domestic travel has been disrupted. Demand for most of Orient-Express Hotels' properties declined substantially in the latter part of 2001, and the effects of the disruption are continuing to be felt. For example, American leisure travelers seem more reluctant than in the past to go abroad, and the booking lead-times by guests, travel agents and tour operators at our properties have shortened. Further acts of terrorism or possible military action, could further reduce leisure and business travel.

The hospitality industry is highly competitive, both for acquisitions of new hotels and restaurants and for customers.

         Orient-Express Hotels competes for hotel and restaurant acquisition opportunities with others who have substantially greater financial resources than it does. They may be prepared to accept a higher level of financial risk than Orient-Express Hotels can prudently manage. This competition may have the effect of reducing the number of suitable investment opportunities offered to Orient-Express Hotels and increasing its acquisition costs by enhancing the bargaining power of property owners seeking to sell or to enter into management agreements.

         Some of Orient-Express Hotels' properties are located in areas where there are numerous competitors. For example, in the last two years, competing deluxe hotels opened near its properties in New Orleans, Sydney and Rio de Janeiro. Competitive factors in the hospitality industry include convenience of location, quality of the property, room rates and menu prices, range and quality of food services and amenities offered, types of cuisine, and name recognition. Demographic, geographic or other changes in one or more of our markets could impact the convenience or desirability of our hotels and restaurants, and so could adversely affect their operations. Also, new or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in the markets in which our hotels and restaurants compete.

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The hospitality  industry is heavily  regulated,  including with respect to food and beverage sales, employee relations, construction and environmental concerns, and compliance with these laws could reduce revenues and profits of properties owned or managed by Orient-Express Hotels.

         Orient-Express Hotels and its various properties are subject worldwide to numerous laws, including those relating to the preparation and sale of food and beverages, liquor service, and health and safety of the premises. Its properties are also subject to laws governing our relationship with our employees in such areas as minimum wage and maximum working hours, overtime, working conditions, hiring and firing employees and work permits. Also, the success of expanding Orient-Express Hotels' existing properties depends upon its obtaining necessary building permits or zoning variances from local authorities.

         Orient-Express Hotels also is subject to foreign and U.S. laws and regulations relating to the environment and the handling of hazardous substances which may impose or create significant potential environmental liabilities, even in situations where the environmental problem or violation occurred on a property before Orient-Express Hotels acquired it.

Orient-Express Hotels' acquisition, expansion and development strategy may be less successful than we expect, and, therefore, its growth may be limited.

         Orient-Express Hotels intends to increase its revenues and net income through acquisitions of new properties and expansion of its existing properties. Successful pursuit of new growth opportunities will depend on the ability to identify properties suitable for acquisition and expansion, to negotiate purchases or construction on satisfactory terms, to obtain the necessary financing and permits and to integrate new properties into existing operations. Also, the acquisition of properties in new locations may present operating and marketing challenges that are different from those currently encountered in existing locations. We cannot assure you that Orient-Express Hotels will succeed in its growth strategy.

         Orient-Express Hotels may develop new properties in the future. New project development is subject to such adverse factors as market or site deterioration after acquisition, inclement weather, labor or material shortages, work stoppages and the continued availability of construction and permanent financing. For example, the opening of the Westcliff Hotel in Johannesburg occurred about six months later than originally planned, as construction took longer than expected. This delay had a significant adverse impact on the revenues and profitability of African operations.

We cannot be sure that Orient-Express Hotels will obtain the necessary additional capital to finance the growth of its business.

         The acquisition and expansion of leisure properties, as well as the ongoing renovations, refurbishments and improvements required to maintain or upgrade existing properties, are capital intensive. Orient-Express Hotels' current expansion plans call for the expenditure of up to an aggregate of about $80,000,000 over the next few years to add new rooms and/or facilities to existing properties. Orient-Express Hotels also plans to continue to acquire additional properties. The availability of future borrowings and access to the capital markets for equity financing to

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fund these acquisitions and expansions depends on prevailing market conditions and the acceptability of financing terms offered to Orient-Express Hotels. We cannot assure you that future borrowings or equity financing will be available to Orient-Express Hotels, or available on acceptable terms, in an amount sufficient to fund its needs. Future debt financings could involve restrictive covenants that would limit Orient-Express Hotels' flexibility in operating its business.

Currency fluctuations may have a material adverse effect on Orient-Express Hotels' financial statements and/or its operating margins.

         Substantial portions of the revenues and expenses of Orient-Express Hotels are denominated in non-U.S. currencies such as European euros, British pounds sterling, South African rand, Australian dollars, Peruvian nuevos soles, Botswana pula, Brazilian reals, Mexican pesos and French Pacific francs. In addition, we buy assets and incur liabilities in these foreign currencies.

         Our financial statements, which are presented in U.S. dollars, can be impacted by foreign exchange fluctuations through both

          o translation risk, which is the risk that our financial statements for a particular period or as of a certain date depend on the prevailing exchange rates of the various currencies against the U.S. dollar, and

          o transaction risk, which is the risk that the currency of our costs and liabilities fluctuates in relation to the currency of our revenue and assets, which fluctuations may adversely affect our operating margins.

         We cannot assure you that we will be able to manage effectively our currency transactions and/or translation risks or that any volatility in currency exchange rates will not have a material adverse effect on our financial statements and/or our operating margins.

         With respect to translation risk, even though the fluctuations of currencies against the U.S. dollar can be substantial and therefore significantly impact comparisons with prior periods, the translation impact is a reporting consideration and does not affect the underlying results of operations, as transaction risk does. As far as we can, we match foreign currency revenues and costs and assets and liabilities to provide a natural hedge against translation risks although this is not a perfect hedge.

         With respect to transaction risk, although this risk may adversely affect operating margins, we may mitigate our exposure by entering into forward foreign exchange contracts from time to time.

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Orient-Express  Hotels'  owned  hotels  and  restaurants  are  subject  to risks generally incident to the ownership of commercial real estate and often beyond its control.

         These include

          o changes in national, regional and local economic and political conditions,

          o changes in interest rates and in the availability, cost and terms of financing,

          o the impact of present or future governmental legislation and regulations (including environmental laws),

          o the ongoing need for capital improvements to maintain or upgrade properties,

          o    changes in property taxes and operating expenses, and

          o    the potential for uninsured or underinsured losses.

Orient-Express Hotels' operations may be adversely affected by extreme weather conditions and the impact of natural disasters.

         Orient-Express Hotels operates properties in a variety of locales, each of which is subject to local weather patterns and their effects on our properties as well as on customer travel. Since Orient-Express Hotels' revenues are dependent on the revenues of individual properties, extreme weather conditions can from time to time have a major adverse impact upon individual properties or particular regions. For example, in November 1999 a major hurricane passed over St. Martin where the La Samanna hotel is located, resulting in the closing of the hotel until February 2000 so that much of the high season that year was missed.

         Orient-Express Hotels' properties are also vulnerable to the effects of destructive forces, such as fire, storms and flooding. Although the properties are insured against property damage, damages resulting from acts of God or otherwise may exceed the limits of the insurance coverage or be outside the scope of that coverage. The La Samanna hotel, for example, suffered substantial wind and flooding damage during the 1999 hurricane. Although it was fully insured for that damage, Orient-Express Hotels may face losses with other natural disasters affecting its properties in the future.

Orient-Express Hotels' substantial indebtedness could adversely affect its financial health.

         Orient-Express Hotels has a significant amount of debt and may incur additional debt from time to time. As of September 30, 2003, its consolidated long-term indebtedness was $567,947,000, including the current portion. Our substantial indebtedness could

          o require us to dedicate much of our cash flow from operations to payments on our indebtedness, and so reduce the availability of cash flow to fund our working capital, capital expenditures, product and service development and other general corporate purposes; for example, in 2002 Orient-Express Hotels generated

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               $35,300,000  in  cash  from  operating  activities  after  paying interest of $18,400,000 and before loan principal repayments of $35,900,000,

          o    limit our ability to obtain  additional  financing to fund future
               working  capital,  capital  expenditures,   product  and  service
               development and other general corporate purposes,

          o increase our vulnerability to adverse economic and industry conditions, including the seasonality of some of our businesses, or

          o limit our flexibility in planning for, or reacting to, changes in our business and industry as well as the economy generally.

         Also, since substantially all of our consolidated long-term debt at September 30, 2003, accrued interest at rates that fluctuate with prevailing interest rates, any increases in prevailing interest rates may increase our interest payment obligations. From time to time, Orient-Express Hotels enters into hedging transactions in order to manage its floating interest-rate exposure.

Covenants in Orient-Express Hotels' financing agreements could limit its discretion in operating its businesses, causing it to make less advantageous business decisions; Orient-Express Hotels' indebtedness is secured by substantially all of its properties.

         Orient-Express Hotels' financing agreements with about 20 commercial bank lenders contain covenants that include limits on additional debt secured by mortgaged properties, limits on liens on property and limits on mergers and asset sales, and financial covenants requiring maintenance of a minimum net worth amount or a minimum interest expense coverage, or establishing a maximum debt to equity ratio. Our indebtedness is also secured by substantially all of its properties. Future financing agreements may contain similar, or even more restrictive, provisions and covenants. If Orient-Express Hotels fails to comply with the restrictions in its present or future financing agreements, a default may occur. A default could allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. A default could also allow the creditors to foreclose on the properties securing such debt.

If the relationships between Orient-Express Hotels and its employees were to deteriorate, it may be faced with labor shortages or stoppages, which would adversely affect its ability to operate its facilities.

         Orient-Express Hotels' relations with its employees in various countries, including employees represented by labor unions, could deteriorate due to disputes related to, among other things, wage or benefit levels, working conditions, or our response to changes in government regulation of workers and the workplace. Operations rely heavily on employees' providing high-quality personal service, and any labor shortage or stoppage caused by poor relations with employees, including labor unions, could adversely affect the ability to provide those services, which could reduce occupancy and room revenue and even tarnish Orient-Express Hotels' reputation.

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           Risks Relating to Our Relationship with Sea Containers Ltd.

Orient-Express Hotels' share price may be adversely affected by the limited liquidity of its class A common shares in the market. Any sales of substantial numbers of Orient-Express Hotels' shares by Sea Containers might adversely affect the market price of such shares.

         Sea Containers currently owns 11,943,901 of Orient-Express Hotels' class A common shares and 2,459,399 of Orient-Express Hotels' class B common shares, or approximately 43% of the class A and class B common shares currently outstanding, excluding 18,044,478 class B common shares owned by Orient-Express Holdings 1 Ltd., a wholly-owned subsidiary of Orient-Express Hotels. The liquidity of the class A common shares in the market will continue to be limited unless and until Sea Containers elects to make future sales of the class A common shares covered by this prospectus. However, any future sales by Sea Containers of substantial amounts of the class A common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of the class A common shares.

A default under Sea Containers' debt instruments could trigger a default under one of our loan agreements.

         We have one remaining loan agreement which is guaranteed by Sea Containers and is cross-defaulted to the debt of Sea Containers. Accordingly, a default by Sea Containers under its loan agreements or public debt indentures could result in a default under this loan agreement, which finances the Observatory Hotel and Lilianfels Hotel in Australia and had an outstanding balance of about $18,600,000 as of September 30, 2003. If a loan default or public-debt default by Sea Containers occurred and caused a cross-default under this loan agreement, and if Orient-Express Hotels were unable to pay off or refinance this loan following that cross-default, that failure would result in further cross-defaults under Orient-Express Hotels' other loan agreements. Defaults under our loan agreements could lead to foreclosure and loss of control of the properties securing these loan agreements. The lending bank under this remaining loan agreement has agreed in principle to amend the agreement to substitute Orient-Express Hotels for Sea Containers. However, we cannot assure that this amendment will be executed. We do not intend to enter into loan agreements in the future with provisions containing cross-defaults to Sea Containers' debt or guarantees by Sea Containers. Orient-Express Hotels has guaranteed no debt of Sea Containers.

Some of Orient-Express Hotels' directors and executive officers may have conflicts of interest because of their ownership of Sea Containers' class A and class B common shares or their positions at Sea Containers.

         Some of Orient-Express Hotels' directors and executive officers -- James B. Sherwood, John D. Campbell, Daniel J. O'Sullivan and Edwin S. Hetherington -- hold Sea Containers' class A and class B common shares and options to purchase Sea Containers class A and class B common shares. These persons also are executive officers or directors of Sea Containers. Sea Containers' ownership of class A and class B common shares of Orient-Express Hotels represents about 15% of the combined voting power of Orient-Express Hotels' shares. Ownership of Sea Containers class A and class B common shares by Orient-Express Hotels'

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directors and officers, or their positions as executive officers or directors of Sea Containers, could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Sea Containers and us. We have a code of business practices in place administered by the Audit Committee of the Board of Orient-Express Hotels and applicable to our principal executive, financial and accounting officers to avoid conflicts of interest. However, we cannot assure you that this will prevent future conflicts.

         For many years while Orient-Express Hotels was a subsidiary of Sea Containers, James B. Sherwood, the chairman of the board of directors and the president of Sea Containers, has had an option to purchase the Hotel Cipriani in Venice from Orient-Express Hotels at its fair market value if a change of control of Sea Containers occurs. We are amending this option to apply to a change of control of Orient-Express Hotels.

                                   Other Risks

Orient-Express Hotels' directors and officers may control the outcome of most matters submitted to a vote of its shareholders.

         A wholly-owned subsidiary of Orient-Express Hotels -- Orient-Express Holdings 1 Ltd., or Holdings -- currently holds 18,044,478 class B common shares of Orient-Express Hotels representing about 76% of the voting power for most matters submitted to a vote of Orient-Express Hotels' shareholders, and Holdings, together with the directors and officers of Orient-Express Hotels, holds common shares of Orient-Express Hotels representing about 77% of the combined voting power for most matters submitted to a vote of its shareholders. In general, holders of Orient-Express Hotels' class A common shares and holders of its class B common shares vote together as a single class, with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. Therefore, as long as the number of outstanding class B common shares exceeds one-tenth the number of outstanding class A common shares, the holders of class B common shares could control the outcome of most matters submitted to a vote of the shareholders. Under Bermuda law, common shares of Orient-Express Hotels owned by Holdings are outstanding and may be voted by Holdings. The manner in which Holdings votes its Orient-Express Hotels common shares is determined by the six directors of Holdings, three of whom -- John D. Campbell, Daniel J. O'Sullivan and James B. Sherwood -- are also directors or officers of Orient-Express Hotels, consistently with the exercise by those directors of their fiduciary duties to Holdings. Those directors, should they choose to act together, will be able to control substantially all matters affecting Orient-Express Hotels, and to block a number of matters relating to any potential change of control of Orient-Express Hotels. See "Description of the Common Shares--Voting Rights."

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Provisions in Orient-Express  Hotels' charter documents may discourage potential acquisitions of Orient-Express Hotels, even those which the holders of a majority of its class A common shares might favor.

         Orient-Express Hotels' memorandum of association and bye-laws contain provisions that could make it harder for a third party to acquire it without the consent of its board of directors. These provisions include

          o supermajority shareholder voting provisions for the removal of directors from office with or without cause, and for "business combination" transactions with beneficial owners of shares carrying 15% or more of the votes which may be cast at any general meeting of Orient-Express Hotels, and

          o    limitations on the voting rights of such 15% beneficial owners.

         Also, our board of directors has the right under Bermuda law to issue preferred shares without shareholder approval, which could be done to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by many shareholders.

         These provisions are in addition to the ability of Holdings and directors and officers to vote shares representing a significant majority of the total voting power of our common shares. See "Description of the Common Shares--Voting Rights." Also, the rights to purchase series A junior preferred shares, one of which is attached to each class A and class B common share, may have antitakeover effects. See "Description of the Common Shares--Preferred Share Purchase Rights."

We cannot assure you that a judgment of a United States court for liabilities under U.S. securities laws would be enforceable in Bermuda, or that an original action can be brought in Bermuda against Orient-Express Hotels for liabilities under U.S. securities laws.

         Orient-Express Hotels is a Bermuda company, a majority of its directors and officers are residents of Bermuda, the United Kingdom and elsewhere outside the United States, and most of its assets and the assets of its directors and officers are located outside the United States. As a result, it may be difficult for you to

          o    effect   service  of  process   within  the  United  States  upon
               Orient-Express Hotels or its directors and officers, or

          o enforce judgments obtained in United States courts against Orient-Express Hotels or its directors and officers based upon the civil liability provisions of the United States federal securities laws.

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         Orient-Express Hotels has been advised by its Bermuda counsel, Appleby
Spurling & Kempe, that there is doubt as to

          o whether a judgment of a United States court based solely upon the civil liability provisions of the United States federal securities laws would be enforceable in Bermuda against Orient-Express Hotels or its directors and officers, and

          o whether an original action could be brought in Bermuda against Orient-Express Hotels or its directors and officers to enforce liabilities based solely upon the United States federal securities laws.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, and the reports and other information that Orient-Express Hotels has filed with the SEC which are incorporated by reference in this prospectus, contain forward-looking statements, including statements regarding matters such as

          o    competitive factors in our businesses,

          o    future capital expenditures,

          o future legislation in any country where Orient-Express Hotels has significant assets or operations,

          o    strikes or other labor disruptions,

          o    currency fluctuations, and

          o    trends in our future operating performance.

         We have based these forward-looking statements largely on our expectations as well as assumptions we have made and information currently available to our management. When used in this prospectus or in incorporated reports, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to Orient-Express Hotels or its management, are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control. Actual results could differ materially from those anticipated, as a result of the factors described under "Risk Factors" in this prospectus and other factors. Furthermore, in light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and incorporated reports might not transpire.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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                        DESCRIPTION OF THE COMMON SHARES

         The authorized capital of Orient-Express Hotels consists of 120,000,000 class A common shares, 120,000,000 class B common shares and 30,000,000 preferred shares, all of $.01 par value each. There are currently 31,790,601 class A common shares and 2,459,399 class B common shares outstanding. The number of class B common shares outstanding does not include the 18,044,478 shares which are owned by Holdings, a wholly-owned subsidiary of Orient-Express Hotels, and accounted for as a reduction to outstanding shares including for purposes of computing earnings per share while they are owned by Holdings.

Dividend Rights

         Holders of class A and class B common shares receive such dividends as the Orient-Express Hotels board of directors declares out of amounts available under Bermuda law for that purpose. The board of directors may not declare a cash dividend on the class A or class B common shares without at the same time declaring an equal cash dividend on the other class of common shares.

         For distributions other than cash dividends, the class A and class B common shares rank equally and have the same rights, except that

          o Orient-Express Hotels can distribute class A common shares, or rights, options or warrants to subscribe for class A common shares, only to the holders of class A common shares,

          o Orient-Express Hotels can distribute class B common shares, or rights, options or warrants to subscribe for class B common shares, only to the holders of class B common shares, and

          o the ratio of the number of class A common shares outstanding to the number of class B common shares outstanding, each on a fully diluted basis, must be the same immediately after such a distribution as immediately before it, except as may be provided in the shareholder rights agreement described below.

         No Bermuda law, decree or regulation restricts the export or import of capital, affects payment of dividends or other distributions by Orient-Express Hotels to non-resident shareholders, or subjects United States holders of class A or class B common shares to Bermuda taxes. Payment of dividends depends upon Orient-Express Hotels' results of operations, financial position, capital requirements and other relevant factors.

Voting Rights

         Except as otherwise provided by Bermuda law, the holders of class A and class B common shares have exclusive voting rights at any general meeting of shareholders of Orient-Express Hotels, subject to the voting rights of the holders of any preferred shares which Orient-Express Hotels may issue in the future.

         In general, holders of class A common shares and holders of class B common shares vote together as a single class with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. However,

          o Any action varying the rights of either class would require the separate approval of that class as well as the approval of both classes voting together.

          o Any "Business Combination," as defined in the bye-laws, involving Orient-Express Hotels and an "interested person" must be approved by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote, unless the Business Combination meets certain procedural and fair price requirements. An interested person is defined generally as a person, other than Orient-Express Hotels, Sea Containers and each of their respective subsidiaries, which is the beneficial owner of shares or rights over shares carrying 15% or more of the votes which may be cast at any general meeting of Orient-Express Hotels.

          o The shareholders of Orient-Express Hotels may remove directors from office, with or without cause, at a special general meeting only by a resolution adopted by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote. A director may also be removed for cause by resolution of the directors, or can be defeated for re-election at an annual general meeting.

          o If at any time a person becomes an interested person as defined above, that person, with certain exceptions, will not be able to cast more than 15% of the votes which may be cast at any general meeting of Orient-Express Hotels for a period of five years from the date that such person first became an interested person.

         There is no provision for cumulative voting for the election of our directors, under which, for example, a shareholder with ten votes participating in an election for three directors could cast 30 votes for one nominee rather than 10 votes for each of three nominees. In the absence of cumulative voting, all of the directors can be elected by those shareholders which together can cast a majority of the votes represented by all outstanding class A common shares each with one-tenth of a vote and all outstanding class B common shares each with one vote. As long as the number of outstanding class B common shares exceeds one-tenth the number of outstanding class A common shares, the holders of class B common shares could control the outcome of most matters submitted to a vote of our shareholders.

         In general, under The Companies Act 1981 of Bermuda and the Orient-Express Hotels' bye-laws, approval of any matter proposed at any general meeting requires the affirmative vote of a simple majority of the total votes cast on that matter by the holders of class A common shares and class B common shares present in person or represented by proxy. Matters requiring such simple majority approval include proposals for the sale of all or substantially all of Orient-Express Hotels' assets, and amendments to its memorandum of association or bye-laws.

A few matters would require more than majority approval under The Companies Act 1981, such as loans to directors, which would require the affirmative vote of at least 90% of the total votes of all outstanding class A and class B common shares, or a change of Orient-Express Hotels' independent auditors, which would require the affirmative vote of at least two-thirds of the total votes cast of class A and class B common shares, or a proposal for the amalgamation or merger of Orient-Express Hotels with another corporation, which would require the affirmative vote of at least 75% of the total votes cast of class A and class B common shares.

         The normal quorum for general meetings is the presence, in person or by proxy, of the holders of class A and class B common shares carrying a majority of the votes which may be cast at the meeting. However, at any special general meeting called for the purpose of electing directors or increasing or reducing the number of directors, the holders of not less than 90% in number of the outstanding class A and class B common shares must be present in person or by proxy to constitute a quorum.

         There are no limitations imposed by Bermuda law or by Orient-Express Hotels' memorandum of association and bye-laws on the rights of persons who are not citizens or residents of Bermuda to hold or vote class A or class B common shares.

Preferred Share Purchase Rights

         Orient-Express Hotels has in place a shareholder rights agreement providing for rights to purchase series A junior participating preferred shares of Orient-Express Hotels. The rights are not currently exercisable and they are attached to and trade together with the class A and class B common shares on a one-to-one basis. A right will be attached to each class A common share sold in this offering.

         The shareholder rights agreement will take effect not earlier than the tenth day after the first to occur of

          o the public announcement that a person or group has become an "acquiring person," that is, a person or group that has acquired beneficial ownership of shares carrying 20% or more of the total votes which may be cast at any general meeting of Orient-Express Hotels, but excluding any subsidiary of Orient-Express Hotels, Sea Containers or any subsidiary of Sea Containers, and

          o the commencement or announcement of an intended tender offer or exchange offer for shares carrying 30% or more of the total votes which may be cast at any general meeting of Orient-Express Hotels.

         At that time, the rights then attached to all outstanding class A and class B common shares will become separate securities, and each right will entitle its holder to purchase one one-hundredth of a Series A junior participating preferred share of Orient-Express Hotels at an exercise price of $142. The exercise price will be adjusted in the future to reflect stock splits and other changes to the class A and class B common shares.

         However,

          o From and after the date on which any person becomes an acquiring person, each holder of a right other than the acquiring person may exercise the right and receive, at the then current exercise price of the right, that number of class A common shares, in the case of a right which previously was attached to a class A common share, or that number of class B common shares, in the case of a right which previously was attached to a class B common share, or other securities, cash or property, then having a market value of twice the exercise price;

          o If, after the shareholder rights agreement takes effect, Orient-Express Hotels is acquired by consolidation, merger or amalgamation, or Orient-Express Hotels sells or otherwise transfers 50% or more of its consolidated assets or earning power, each holder of a right, other than an acquiring person, may exercise the right and receive, at the then current exercise price of the right, an amount of the common equity of the acquiring company or its public company parent which at the time of such transaction would have a market value of twice the exercise price of the right; and

          o At any time after any person becomes an acquiring person and before a person or group (other than Orient-Express Hotels, Sea Containers or certain of their affiliates) acquires beneficial ownership of 50% or more of the total voting rights which may be cast at any general meeting of Orient-Express Hotels, the board of directors of Orient-Express Hotels may exchange all or some of the rights other than rights beneficially owned by an acquiring person, which rights will thereafter be void, at an exchange ratio of

                    (A) one class A common share per right in the case of rights which, prior to the date they became separate securities, were evidenced by certificates for class A common shares, and

                    (B) one class B common share per right in the case of rights which, prior to the date they became separate securities, were evidenced by certificates for class B common shares,

               subject to adjustment in certain events.

         Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder including, without limitation, the right to vote or to receive dividends. While the issuance of the rights will not be taxable to shareholders or to Orient-Express Hotels for United States federal income tax purposes, shareholders may, depending on the circumstances, recognize taxable income for United States federal income tax purposes in the event the rights become exercisable, or upon their exercise, for class A or class B common shares (or other consideration).

         The rights will expire on June 1, 2010. However, the board of directors of Orient-Express Hotels may redeem all but only all of the rights sooner at a price of $0.05 per right at any time before the close of business on the tenth day after the date on which a person becomes an acquiring person.

         The purpose of the rights is to diminish the attractiveness of Orient-Express Hotels to persons who might otherwise have an interest in acquiring control of Orient-Express Hotels on unfair or coercive terms and to impede such persons from attempting to gain control of Orient-Express Hotels on such terms through a tender or exchange offer, by a proxy contest or by other means.

Liquidation Rights

         In a liquidation, dissolution or winding-up of Orient-Express Hotels, holders of class A and class B common shares as a single class would participate equally per share in the assets remaining available for distribution to shareholders, after payment of the liabilities of Orient-Express Hotels and the liquidation preferences on its preferred shares.

Conversion Rights

         The class A common shares are not convertible into any other security. Each class B common share is convertible at any time without any additional payment into one class A common share.

Miscellaneous

         Neither class A nor class B common shares have the benefit of sinking fund provisions or are redeemable or carry any preemptive or other rights to subscribe for additional shares, except that holders of class B common shares may convert their shares into class A common shares as described above. The holders of class A and class B common shares are not liable for any further calls or assessments.

                               SELLING SHAREHOLDER

         As of the date of this prospectus, Sea Containers owns 11,943,901 class A common shares and 2,459,399 class B common shares. This represents approximately 38% and 12%, respectively, of the shares of each such class currently outstanding, including those shares held by Holdings, a subsidiary of Orient-Express Hotels, or 38% and 100%, respectively, of the shares of each such class outstanding, excluding the shares held by Holdings. If Sea Containers sells all of the 14,403,300 class A common shares covered by this prospectus (including the 2,459,399 class A common shares issuable upon conversion of the 2,439,399 class B common shares owned by Sea Containers), Sea Containers will cease to own any class A common shares or class B common shares.

         For information concerning the relationship between Orient-Express Hotels and Sea Containers, we refer you to the portions of this prospectus under the headings "Risk Factors--Risks Relating to Our Relationship with Sea Containers Ltd."

                              PLAN OF DISTRIBUTION

         Orient-Express Hotels has registered under the Securities Act of 1933, as amended, the offering of 14,403,300 class A common shares covered by this prospectus (the "Shares") on behalf of Sea Containers, as selling shareholder, and also on behalf of any donees, pledgees, transferees and other successors-in-interest that may receive Shares from Sea Containers after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer. Sea Containers is bearing all expenses, fees, and taxes in connection with the registration of the offering of the Shares under the Securities Act of 1933 and will pay any brokerage commissions and similar selling expenses attributable to the sale of Shares. Orient-Express Hotels will receive no part of the proceeds from the sale of the Shares by Sea Containers. Sea Containers has agreed to indemnify Orient-Express Hotels against certain losses, claims, damages and liabilities incident to the sale of the Shares, including liabilities under the Securities Act.

         Sea Containers has informed Orient-Express Hotels that it may effect sales of Shares from time to time in

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

          o block trades, in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

          o    fixed  price   offerings,   exchange   distributions  or  special
               offerings  in  accordance   with  the  rules  of  the  applicable
               exchange,

          o    privately negotiated transactions,

          o    short sales,

          o sales by broker-dealers of a specified number of Shares at a stipulated price per share,

          o    a combination of any such methods of sale, and

          o    any other method permitted pursuant to applicable law,

at market prices prevailing at the time of sale, or at negotiated prices. These sales may or may not involve brokers or dealers.

         Sea Containers has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor is there currently an underwriter or coordinating broker acting in connection with the proposed sale of the Shares by

Sea Containers. However, before Sea Containers sells any of the Shares, it will enter into a sales agreement with one or more broker-dealers. This agreement will set forth the terms under which Sea Containers may sell Shares to or through broker-dealers acting as agents or principals. Any of these broker-dealers may receive compensation in the form of discounts, concessions, or commissions from Sea Containers and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may exceed customary commissions.

         Sea Containers, and any broker-dealers that act as principals in connection with the sale of Shares, will be "underwriters" within the meaning of
Section 2(11) of the Securities Act, any broker-dealers that act as agents in that connection may be deemed to be "underwriters," and any compensation these broker-dealers receive, and any profit they realize from the resale of the Shares while acting as principals, might be considered as underwriting discounts or commissions. Sea Containers may agree to indemnify any agent, dealer or broker that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         Because Sea Containers will be an "underwriter" within the meaning of
Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act for offers and sales of the Shares, including delivery through the facilities of the New York Stock Exchange as provided in Rule 153 under the Securities Act. Orient-Express Hotels has informed Sea Containers that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales in the market by Sea Containers.

         Sea Containers may also resell all or some of the Shares in open market transactions under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         If Sea Containers notifies Orient-Express Hotels that Sea Containers has entered into any material arrangement with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, Orient-Express Hotels will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing

          o    the name of the participating broker-dealer(s),

          o    the number of Shares involved,

          o    the price at which such Shares were sold,

          o the commission paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

          o whether the broker-dealer(s) conducted any investigation to verify the information in or incorporated by reference in this prospectus, and

          o    other material facts of the transaction.

Also, if Sea Containers notifies Orient-Express Hotels that a donee, pledgee, transferee or other successor-in-interest of the Shares intends to sell more than 500 Shares, Orient-Express Hotels will file an appropriate supplement to this prospectus.

         The maximum commission or discount to be received by any NASD member or independent broker-dealer will no be greater than 8% for the sale of any securities being registered pursuant to Rule 415.

                            AUTHORIZED REPRESENTATIVE

         Orient-Express Hotels' authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is J. Robert Lovejoy, One Rockefeller Plaza, New York, New York 10020. Orient-Express Hotels has agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

         Carter Ledyard & Milburn LLP, New York, New York, is passing upon matters of United States law for Orient-Express Hotels and Sea Containers with respect to this offering, and Appleby Spurling & Kempe, Hamilton, Bermuda, is passing upon matters of Bermuda law for Orient-Express Hotels and Sea Containers with respect to this offering. Robert M. Riggs, who is senior counsel at Carter Ledyard & Milburn LLP, having recently retired as a member of that firm, is a director of Sea Containers, and John D. Campbell, who recently retired as senior counsel at Appleby Spurling & Kempe, is a director of Orient-Express Hotels and Sea Containers.

                                     EXPERTS

         The consolidated financial statements and related consolidated financial statement schedule incorporated in this prospectus by reference from Orient-Express Hotels' Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption by Orient-Express Hotels of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and 138, effective January 1, 2001, which is incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is a part of a registration statement on Form S-3 which Orient-Express Hotels filed with the SEC under the Securities Act of 1933, Registration No. 333-102576. We refer you to this registration statement for further information with respect to Orient-Express Hotels and the class A common shares offered by this prospectus.

         Orient-Express Hotels files annual, quarterly and special reports and other information with the Securities and Exchange Commission (Commission File Number 1-16017). These filings contain some information which does not appear in this prospectus. For further information about Orient-Express Hotels, you may obtain these filings over the internet at the SEC's Web site at http://www.sec.gov. You may also read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of Orient-Express Hotels' filings from the public reference room by calling (202) 942-8090.

         The SEC allows Orient-Express Hotels to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which Orient-Express Hotels has filed or will file with the SEC. We are incorporating by reference in this prospectus

          o Orient-Express Hotels' Annual Report on Form 10-K for the fiscal year ended December 31, 2002,

          o Orient-Express Hotels' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003,

          o Orient-Express Hotels' Current Report on Form 8-K bearing cover date of April 8, 2003,

          o The description of Orient-Express Hotels' class A common shares which appears in its Registration Statement on Form 8-A dated July 28, 2000, for the registration of the class A common shares under Section 12(b) of the Securities Exchange Act of 1934, and

          o The description of the Rights which appears in Orient-Express Hotels' Registration Statement on Form 8-A dated July 28, 2000 for the registration of the Rights under Section 12(b) of the Securities Exchange Act of 1934.

         All documents which Orient-Express Hotels files with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of this offering of class A common shares shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

         We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to the Secretary, Orient-Express Hotels Inc., 1155 Avenue of the Americas, New York, New York 10036 (telephone 212-302-5055).

         Orient-Express Hotels is a Bermuda company and is a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) Orient-Express Hotels' proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Securities Exchange Act, and (2) transactions in Orient-Express Hotels' equity securities by its officers and directors are exempt from Section 16 of the Exchange Act.